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                                                                    EXHIBIT 99.1



Contact:
Joe Podolski, President and CEO
podolski@zonagen.com
281-719-3447
FOR IMMEDIATE RELEASE


                 ZONAGEN REPORTS BREAST CANCER TUMOR INHIBITORY
                    EFFECTS OF PROGENTA(TM) IN ANIMAL MODEL

         (The Woodlands, Texas) - March 30, 2004 - Zonagen, Inc. (Nasdaq: ZONA) announced that Dr. Ronald Wiehle, the Company's Director of R&D, is presenting today data generated at Zonagen in collaboration with scientists at the University of Illinois-Chicago that indicate the potential for Progenta(TM) for the treatment of breast cancer. The data is being presented at the 2004 Annual Meeting of the American Association for Cancer Research being held in Orlando, Florida.

         The poster presentation elaborates upon the Company's recent finding that Progenta(TM) shows significant activity against hormone-dependent breast cancer induced in rats by DMBA. DMBA is a tumor-inducing agent used in a well-accepted breast cancer tumor model. In the study, rats were given DMBA at 50 days of age and entered randomly into treatment groups when the lead tumor reached 12 mm in size. Groups of 10-13 rats were treated for 28 days with vehicle (oil) or with varying doses of Progenta(TM) with or without progesterone. Progenta(TM) reduced the size of established tumors significantly and prevented the appearance of new tumors over the course of the treatment period. The strong anti-tumor effects seen with Progenta(TM) correlated with suppression of growth and increased apoptosis, or programmed cell death, by immunohistochemistry. Whereas progesterone enhanced tumor growth, Progenta(TM) was very effective in promoting tumor regression.

         This work was funded via a Phase I Small Business Research grant
(SBIR). The Company is in the process of requesting additional government funding through a Phase II grant to further elucidate these effects before considering a human clinical program for the indication.

         In addition, Zonagen is currently preparing the necessary documentation to seek approval to begin a European Phase I/II study of Progenta(TM) for the treatment of uterine fibroids.

         ABOUT ZONAGEN

         Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen's ability to have success in the clinical development of its technologies, Zonagen's ability to raise additional capital on acceptable terms or at all, uncertainty relating to Zonagen's patent portfolio, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta(TM), the Company's ability to remain listed on Nasdaq, and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission
(SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.